Exhibit 99.1

CKE RESTAURANTS, INC. REPORTS SECOND QUARTER RESULTS

•	Same-store sales increase 2.3 percent and 1.0 percent at company-operated Carl’s Jr. and Hardee’s restaurants, respectively

•	Company returns to profitability this quarter; reports net income from continuing operations of $6.2 million, or net income of $0.10 per diluted share

•	Restaurant-level margins of 21.8 percent at company-operated Carl’s Jr. restaurants retain strength; company-operated restaurant-level margins of 11.5 percent at Hardee’s improve 380 basis points over the first quarter

•	As of September 17, 93 percent of the Hardee’s system converted to the new Thickburger™ menu (100 percent of company-operated and nearly 90 percent of franchised restaurants converted)

SANTA BARBARA, CA. — September 17, 2003 — CKE Restaurants, Inc. (NYSE:CKR) announced today second quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the quarter ended August 11, 2003.

EXECUTIVE COMMENTARY

     Commenting on the Company’s performance, Andrew F. Puzder, President and Chief Executive Officer said, “Same-store sales at company-operated restaurants increased 2.3 percent at Carl’s Jr. this quarter over a prior-year increase of 0.6 percent. Revenues at company-operated Carl’s Jr. restaurants increased $3.1 million, or 2.6 percent, over the prior-year quarter. Contributing to increases in same-store sales and revenue at Carl’s Jr. were new product introductions including Carl’s Jr.’s bigger charbroiled chicken sandwiches and The Western Bacon Six Dollar Burger™ — the second new product based on the award-winning Six Dollar Burger®. The net addition of four company-operated restaurants year-over-year at Carl’s Jr. also contributed to company-operated restaurant revenue. Sales of higher-priced, premium products helped lift average guest check to $5.55 at company-operated restaurants for the quarter, over 3.0 percent higher than in the prior-year quarter.”

     “Restaurant-level margins at company-operated Carl’s Jr. restaurants for the quarter were 21.8 percent — strong by any industry measure — yet lower than the 24.1 percent reported in the prior-year quarter. The primary factors impacting restaurant-level margins in the current year included increases in commodity prices, in particular beef prices, as well as increased utility and insurance costs. The decline in restaurant-level margins year-over-year caused operating income at Carl’s Jr. to decline approximately 3.0 percent from $16.2 million in the prior-year quarter to $15.7 million this quarter.”

     “At Hardee’s, same-store sales at company-operated restaurants increased 1.0 percent over a prior-year decline of 1.0 percent. Revenue from company-operated Hardee’s restaurants increased $630,000, or 0.5 percent over the prior-year quarter. Average guest check increased approximately 9.0 percent year-over-year – to $4.38 from $4.02 in the prior-year quarter – with approximately 100 percent of company-operated restaurants converted to the Thickburger menu during the quarter. The return of the pork chop biscuit during the quarter also supported breakfast sales.”

     “Restaurant-level margins of 11.5 percent at company-operated Hardee’s restaurants declined from 13.4 percent in the prior-year quarter primarily due to recent increases in commodity prices, in particular the price of beef — which constitutes a larger portion of the new Thickburger menu than Hardee’s prior menu. These factors contributed to Hardee’s operating at a slight loss of $0.2 million for the quarter.”

     “On a consolidated basis, net income from continuing operations was $6.2 million for the quarter, or $0.10 per diluted share, versus net income from continuing operations of approximately $11.0 million, or $0.18 per diluted share, in the prior-year quarter. Prior-year results benefited from $3.7 million, or $0.06 per diluted share, in one-time gains related to the sale of Checkers Drive-In Restaurants, Inc. stock and the repurchase of convertible subordinated notes.”

     “Today, we reported period eight same-store sales in which Carl’s Jr. and Hardee’s both showed increases over the prior year. We are encouraged by these results but remain focused on our long-term strategic plan. We will meet our goals by continuing to ensure that every aspect of our operations – from the quality of our products to the cleanliness of our restaurants — is made a priority in our business every day.”

     CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates over 3,200 restaurants, including 1,000 Carl’s Jr. restaurants, 2,154 Hardee’s restaurants, and 100 La Salsa Fresh Mexican Grills in 44 states and in 14 countries.

SEC FILINGS

     The Company’s filings with the SEC are available to investors at www.shareholder.com/cke/investors.cfm.

CONFERENCE CALL

     The Company will host a conference call and webcast to discuss its first quarter results on September 18, 2003 at 11:30 a.m. (EST) / 8:30 a.m. (PST). The Company invites investors to listen to the live audio cast of the conference call at http://www.shareholder.com/cke/medialist.cfm.

SAFE HARBOR DISCLOSURE

     Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Twelve Weeks Ended		Twenty-eight Weeks Ended

	August 11, 2003	August 12, 2002	August 11, 2003	August 12, 2002

Revenue:
Company-operated restaurants	$271,168	$267,430	$610,210	$611,279
Franchised and licensed restaurants and other	62,551	60,141	143,067	140,690

Total revenue	333,719	327,571	753,277	751,969

Operating costs and expenses:
Restaurant operations:
Food and packaging	80,852	76,012	180,949	175,814
Payroll and other employee benefit expenses	84,909	85,601	197,544	196,163
Occupancy and other operating expenses	61,870	57,145	140,891	131,650

	227,631	218,758	519,384	503,627
Franchised and licensed restaurants and other	48,507	45,802	113,413	107,456
Advertising expenses	16,571	16,788	37,584	38,761
General and administrative expenses	24,804	26,624	56,162	60,398
Facility action charges, net	831	2,075	1,893	5,062

Total operating costs and expenses	318,344	310,047	728,436	715,304

Operating income	15,375	17,524	24,841	36,665
Interest expense	(9,024)	(9,660)	(21,202)	(22,733)
Other income (expense), net	228	3,696	(410)	7,902

Income before income taxes, discontinued operations and cumulative effect of accounting change for goodwill	6,579	11,560	3,229	21,834
Income tax expense (benefit)	370	572	723	(2,128)

Income from continuing operations	6,209	10,988	2,506	23,962
Income (loss) from operations of discontinued segment (net of income tax expense (benefit) of $(25), $11, $(26) and $4 for the twelve weeks ended August 11, 2003, the twelve weeks ended August 12, 2002, the twenty-eight weeks ended August 11, 2003 and the twenty-eight weeks ended August 12, 2002, respectively)	46	(215)	(2,067)	(16)

Income before cumulative effect of accounting change for goodwill	6,255	10,773	439	23,946
Cumulative effect of accounting change for goodwill	—	—	—	(175,780)

Net income (loss)	$6,255	$10,773	$439	$(151,834)

Basic income (loss) per common share:
Continuing operations	$0.11	$0.19	$0.04	$0.43
Discontinued operations	—	—	(0.03)	—

Income before cumulative effect of accounting change for goodwill	0.11	0.19	0.01	0.43
Cumulative effect of accounting change for goodwill	—	—	—	(3.13)

Net income (loss)	$0.11	$0.19	$0.01	$(2.70)

Diluted income (loss) per common share:
Continuing operations	$0.10	$0.18	$0.04	$0.41
Discontinued operations	—	—	(0.03)	—

Income before cumulative effect of accounting change for goodwill	0.10	0.18	0.01	0.41
Cumulative effect of accounting change for goodwill	—	—	—	(3.02)

Net income (loss)	$0.10	$0.18	$0.01	$(2.61)

Weighted-average common shares outstanding:
Basic	59,152	57,240	59,059	56,275
Dilutive effect of stock options	1,105	1,895	942	1,971

Diluted	60,257	59,135	60,001	58,246

These statements should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended August 11, 2003

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